Exhibit 10.10

                        ADDENDUM TO CONVERTIBLE DEBENTURE

This Addendum to Convertible Debenture ("Addendum") is entered into as of the ____ day of March 2004 by and between Direct Response Financial Services, Inc., a Colorado corporation ("Direct"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Direct and LJCI are parties to that certain 8% Convertible Debenture dated as of January 9, 2003 ("Debenture"); and

WHEREAS, Direct and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of January 9, 2003 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Direct and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. In reference to the $130,000 of prepaid Warrant credits currently being held by Direct (and the associated $13,000 of Debenture), for a period of 60 days from the date hereof, LJCI shall convert and exercise no more than $2,200 of the Debenture and related Warrants per calendar week, such amount to be cumulative.

3. Beginning 61 days from the date hereof, the 10% maximum monthly conversion amount shall be 20% if, on the date that LJCI submits a Debenture conversion that causes the monthly conversion amount to exceed 10% of the face value of the Debenture in that month, the Volume Weighted Average Price is above $0.63.

4. The Maturity Date of the Debenture is extended to January 9, 2006 and the Expiration Date of the Warrant is extended to January 9, 2007.

5. If LJCI elects to convert a portion of the Debenture and, on the day that the election is made, the Volume Weighted Average Price is below $0.63, Direct shall have the right to prepay that portion of the Debenture that LJCI elected to convert, plus any accrued and unpaid interest, at 150% of such amount. In the event that Direct elects to prepay that portion of the Debenture, LJCI shall have the right to withdraw its Conversion Notice. It is understood that Direct shall not be able to prevent LJCI from converting the Debenture and shall not be able to prepay the Debenture, regardless of the price of the Stock, in connection with the Debenture associated with the Warrant prepayments made by LJCI. Accordingly, the 20 Trading Day period set forth in section 3.1(a) of the Debenture shall be amended to be 90 Trading Days.


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6.   The requirement that LJCI convert at least 5% of the face value of the
     Debenture, and exercise the related Warrants, per calendar month, is modified so that, for the months of March, April, May and June 2004, LJCI must convert at least $5,000 of the Debenture, and exercise the related Warrants, per calendar month.

Except as specifically amended herein, all other terms and conditions of the Debenture shall remain in full force and effect.

IN WINESS WHEREOF, Direct and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Direct Response Financial Services, Inc.    La Jolla Cove Investors, Inc.

By: ______________________________          By: _______________________________

Name: ____________________________          Name: _____________________________

Title: ___________________________          Title: ____________________________